SUB-ITEM 77Q1:  Exhibits

AMENDMENT #8
TO THE RESTATED AND AMENDED
DECLARATION OF TRUST

FEDERATED MANAGED ALLOCATION PORTFOLIOS

Dated May 19, 2000

	This Declaration of Trust is amended as follows:

          Strike the first paragraph of Section 5 of Article
III from the Declaration of Trust and substitute in its place the following:
	"Section 5.  Establishment and Designation of Series or
 Class. Without limiting the authority of the Trustees set forth in Article XII,
Section 8, inter alia, to establish and designate any additional
Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are
 established and designated as:

Federated Conservative Allocation Fund
Institutional Shares
Select Shares
Federated Moderate Allocation Fund
Institutional Shares
Select Shares
Federated Growth Allocation Fund
Institutional Shares
Select Shares"

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of
Trust, as adopted by the Board of Trustees at a meeting on the 22nd day of August, 2003, and by shareholders at a
meeting held on 	December 5, 2003, to become effective
December 12, 2003.

	WITNESS the due execution hereof this 22nd day of August, 2003.

/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh